Evoke Pharma Reports First Quarter 2025 Financial Results and Provides Business Update

Q1 2025 Net Product Sales Increased 77% Year-over-Year to $3.1 Million

Sustained Momentum Driven by Growing Prescriber Adoption and Repeat Patient Use

SOLANA BEACH, Calif., May 13, 2025 (GLOBE NEWSWIRE) -- Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) disorders with an emphasis on GIMOTI®, today announced financial results for the first quarter ended March 31, 2025, and provided a business update.

“We’re pleased to report continued strong revenue growth in the first quarter of 2025,” said Matt D’Onofrio, Chief Executive Officer of Evoke Pharma, Inc. “Net product sales rose 77% year-over-year, underscoring the strength of our commercial execution and GIMOTI’s growing adoption. We believe the underlying demand drivers remain strong—we achieved a 73% increase in fill rate and a 44% increase in our total prescriber base compared to Q1 last year. These improvements reflect continued depth of engagement and expanding interest among healthcare providers.”

First Quarter 2025 Highlights and Recent Developments

Corporate Governance

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Appointed Greg Pyszczymuka to the Board of Directors. His extensive experience in commercial strategy and revenue growth will be valuable as the company advances its market position.

Commercial Execution

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GIMOTI demonstrated solid momentum in Q1 with strong repeat usage, increasing prescription depth, and stable conversion rates.
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Realized a 73% year-over-year increase in fill rate, driven by expanded pharmacy partnerships and reduced fulfillment friction.
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Grew the total prescriber base by 44%, with increased provider confidence in GIMOTI’s efficacy and convenience.
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Maintained strategic emphasis on GLP-1 patient populations, where the need for effective non-oral options continues to grow.

First Quarter 2025 Financial Results

For the first quarter of 2025, net product sales were approximately $3.1 million compared with $1.7 million during the first quarter of 2024, and net loss was approximately $1.3 million ($0.51 per share) compared with $1.6 million, ($2.09 per share) for the first quarter of 2024.

For the first quarter of 2025, selling, general, and administrative expenses were approximately $4.3 million compared to $3.1 million for the first quarter of 2024. The increase was due to higher professional fees and reimbursement and profit-sharing activity with EVERSANA as a result of an increase in net product sales.

Total operating expenses for the first quarter of 2025 were approximately $4.4 million compared to $3.2 million for the same period in 2024.

As of March 31, 2025, cash and cash equivalents were approximately $12.6 million. We believe, based on our current operating plan, that our existing cash and cash equivalents, as well as future cash flows from net product sales of GIMOTI, will be sufficient to fund our operations into the second quarter of 2026.

2025 Outlook

Evoke reiterates its 2025 net product sales guidance of approximately $16 million, reflecting a 60% increase over 2024. Evoke’s 2025 guidance is dependent on its current business and expectations, including recent growth rates in net product sales, assumptions regarding reimbursements and prescription fills, as well as factors that are outside of our control, such as the global macroeconomic and geopolitical environment, continued supply chain constraints and inflationary pressures.

“We’ve entered 2025 with strong momentum and a clear path forward,” added Mr. D’Onofrio. “With focused execution, expanded provider engagement, and the ongoing relevance of GIMOTI in a growing diabetic patient population, we’re confident in our ability to continue delivering growth and impact for patients who need better treatment options.”

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. We developed, commercialized and markets GIMOTI, a nasal spray formulation of metoclopramide, for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in adults.

Diabetic gastroparesis is a GI disorder affecting millions of patients worldwide, in which the stomach takes too long to empty its contents resulting in serious GI symptoms as well as other systemic complications. The gastric delay caused by gastroparesis can compromise absorption of orally administered medications. Prior to FDA approval to commercially market GIMOTI, metoclopramide was only available in oral and injectable formulations and remains the only drug currently approved in the United States to treat gastroparesis.

Visit www.EvokePharma.com for more information.
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About Gimoti® (metoclopramide) nasal spray

GIMOTI is indicated for the relief of symptoms in adults with acute and recurrent diabetic gastroparesis. Important Safety Information

WARNING: TARDIVE DYSKINESIA

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Metoclopramide can cause tardive dyskinesia (TD), a serious movement disorder that is often irreversible. The risk of developing TD increases with duration of treatment and total cumulative dosage.
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Discontinue GIMOTI in patients who develop signs or symptoms of TD. In some patients, symptoms may lessen or resolve after metoclopramide is stopped.
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Avoid treatment with metoclopramide (all dosage forms and routes of administration) for longer than 12 weeks because of the increased risk of developing TD with longer-term use.

GIMOTI is not recommended for use in:

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Pediatric patients due to the risk of developing tardive dyskinesia (TD) and other extrapyramidal symptoms as well as the risk of methemoglobinemia in neonates.
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Moderate or severe hepatic impairment (Child-Pugh B or C), moderate or severe renal impairment (creatinine clearance less than 60 mL/minute), and patients concurrently using strong CYP2D6 inhibitors due to the risk of increased drug exposure and adverse reactions.

GIMOTI is contraindicated:

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In patients with a history of tardive dyskinesia (TD) or a dystonic reaction to metoclopramide.
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When stimulation of gastrointestinal motility might be dangerous (e.g., in the presence of gastrointestinal hemorrhage mechanical obstruction, or perforation).
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In patients with pheochromocytoma or other catecholamine-releasing paragangliomas. Metoclopramide may cause a hypertensive/pheochromocytoma crisis, probably due to release of catecholamines from the tumor.
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In patients with epilepsy. Metoclopramide may increase the frequency and severity of seizures.
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In patients with hypersensitivity to metoclopramide. Reactions have included laryngeal and glossal angioedema and bronchospasm.

Potential adverse reactions associated with metoclopramide include: Tardive dyskinesia (TD), other extrapyramidal effects (EPS), parkinsonism symptoms, motor restlessness, neuroleptic malignant syndrome (NMS), depression, suicidal ideation and suicide, hypertension, fluid retention, hyperprolactinemia, effects on the ability to drive and operate machinery. Most common adverse reactions (≥5%) for GIMOTI are: dysgeusia, headache, and fatigue. These are not all of the possible side effects of GIMOTI. Call your doctor for medical advice about whether you should take GIMOTI and the possible risk factors and side effects. You are encouraged to report negative side effects of prescription drugs to the FDA.

Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions.

These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: guidance regarding 2025 net product sales; potential future provider engagement; the ongoing relevance of GIMOTI in a growing diabetic population; Evoke’s commercialization plans, including underlying drivers of potential growth and seasonality in sales; and Evoke’s expected cash runway. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Evoke’s business, including, without limitation: Evoke may not be able to achieve its guidance for 2025 including as a result of decreased demand for GIMOTI; Evoke’s and EVERSANA’s ability to successfully drive market demand for GIMOTI; Evoke’s ability to obtain additional financing as needed to support its operations; Evoke may use its capital resources sooner than expected; EVERSANA may terminate the commercial services agreement and loan agreement which would require us to repay the outstanding principal and interest underlying our loan agreement with EVERSANA; Evoke’s dependence on third parties for the manufacture of GIMOTI; Evoke is entirely dependent on the success of GIMOTI; inadequate efficacy or unexpected adverse side effects relating to

GIMOTI that could result in recalls or product liability claims; Evoke’s ability to maintain intellectual property protection for GIMOTI; and other risks and uncertainties detailed in Evoke’s prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor & Media Contact:
Daniel Kontoh-Boateng
DKB Partners
Tel: 862-213-1398
dboateng@dkbpartners.net

Evoke Pharma, Inc.

Balance Sheets

	March 31,	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,624,090	$13,596,600
Accounts receivable, net of allowance for credit losses of $0	2,511,490	2,420,373
Prepaid expenses	523,910	731,945
Inventories	532,145	445,081
Other current assets	39,240	43,898
Total current assets	16,230,875	17,237,897
Operating lease right-of-use asset	138,758	154,184
Deferred offering costs	—	120,614
Other long-term assets	6,312	6,312
Total assets	$16,375,945	$17,519,007
Liabilities and stockholdersʼ equity
Current liabilities:
Accounts payable and accrued expenses	$2,781,203	$2,341,191
Accrued compensation	371,732	865,650
Operating lease liability	61,625	59,533
Note payable	5,000,000	5,000,000
Accrued interest payable	2,236,953	2,113,665
Total current liabilities	10,451,513	10,380,039
Operating lease liability, net of current portion	83,217	100,958
Total liabilities	10,534,730	10,480,997
Commitments and contingencies
Stockholdersʼ equity:
Preferred stock, $0.0001 par value; authorized shares — 5,000,000 as of March 31, 2025 and December 31, 2024; issued and outstanding shares — zero as of March 31, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; authorized shares — 100,000,000 and 50,000,000 as of March 31, 2025 and December 31, 2024, respectively; issued and outstanding shares — 1,492,858 and 1,486,009 as of March 31, 2025 and December 31, 2024, respectively	149	149
Additional paid-in capital	135,938,876	135,829,493
Accumulated deficit	(130,097,810)	(128,791,632)
Total stockholdersʼ equity	5,841,215	7,038,010
Total liabilities and stockholdersʼ equity	$16,375,945	$17,519,007

Evoke Pharma, Inc.

Statements of Operations

	Three Months Ended March 31,
	2025	2024
Net product sales	$3,080,158	$1,735,490
Operating expenses:
Cost of goods sold	41,613	92,529
Research and development	42,783	4,645
Selling, general and administrative	4,297,505	3,139,536
Total operating expenses	4,381,901	3,236,710
Loss from operations	(1,301,743)	(1,501,220)
Other income (expense):
Interest income	118,853	46,058
Interest expense	(123,288)	(124,658)
Total other expense	(4,435)	(78,600)
Net loss	$(1,306,178)	$(1,579,820)
Net loss per share of common stock, basic and diluted	$(0.51)	$(2.09)
Weighted-average shares used to compute basic and diluted net loss per share	2,548,684	756,808

Evoke Pharma, Inc.

Statements of Cash Flows

	Three Months Ended March 31,
	2025	2024
Operating activities
Net loss	$(1,306,178)	$(1,579,820)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	84,384	254,029
Non-cash interest expense	123,288	124,658
Non-cash operating lease expense	19,147	—
Change in operating assets and liabilities:
Accounts receivable	(91,117)	(778,833)
Prepaid expenses and other assets	333,307	222,045
Inventories	(87,064)	(106,936)
Accounts payable and accrued expenses	440,012	343,596
Accrued compensation	(493,918)	(1,058,129)
Operating lease liabilities	(19,370)	—
Net cash used in operating activities	(997,509)	(2,579,390)
Financing activities
Proceeds from February 2024 Offering	—	6,718,211
Payment of February 2024 Offering costs	—	(426,292)
Proceeds from March 2024 Warrant Amendment	—	1,250,800
Proceeds from the issuance of common stock pursuant to the ESPP	24,999	—
Net cash provided by financing activities	24,999	7,542,719
Net (decrease) increase in cash and cash equivalents	(972,510)	4,963,329
Cash and cash equivalents at beginning of period	13,596,600	4,739,426
Cash and cash equivalents at end of period	$12,624,090	$9,702,755

Supplemental disclosure of non-cash investing and financing activities
Offering costs in accounts payable and accrued expenses	$—	$20,926